8/6 Y Combinator: Rich’s Tweet Channel: Rich Aberman’s X (@RichAberman), Richard Aberman on LinkedIn Rich Aberman on X to post: Tweet 1: Y Combinator changed the course of my life. I joined Sarah Pinto, Aaron Epstein, and Brad Flora to discuss what makes YC a powerful environment for founders and how Robinhood Ventures Fund II can help more investors access the companies trying to build the future. https://youtu.be/478LhKpFif8 Tweet 2: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https:// robinhood.com/us/en/ventures/rvii Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus Rich Aberman on LinkedIn to Post: (long) Y Combinator changed the course of my life. When my co-founder and I applied, we had been turned down by nearly every venture investor we approached. YC gave us the capital, community, and belief to keep building. Over the next decade, we grew the company and eventually sold it to JPMorgan Chase. I joined Sarah Pinto and Y Combinator General Partners Aaron Epstein and Brad Flora to discuss what makes YC a powerful environment for early-stage founders, how the program has evolved, and why its ecosystem is part of Robinhood Ventures Fund II. For me, this work is personal. Robinhood Ventures Fund II is designed to help more investors gain exposure to early-stage companies and founders seeking to build what comes next. Watch the conversation: https://youtu.be/478LhKpFif8 First comment: Filed pursuant to Rule 433 Registration File No. 333-297168 Free Writing Prospectus

The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure and bit.ly/RHVFundII-Prospectus Rich Aberman on LinkedIn to Post: (short) Y Combinator changed the course of my career. I joined Sarah Pinto and YC General Partners Aaron Epstein and Brad Flora to discuss what YC looks for in founders, how its community supports early-stage companies, and why the ecosystem matters to Robinhood Ventures Fund II. Watch the conversation: https://youtu.be/478LhKpFif8 First comment: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure and bit.ly/RHVFundII-Prospectus